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                                   EXHIBIT 10.19

                                    ENCAD, INC.
                     FORM OF SEVERANCE LETTER AGREEMENTS BETWEEN
                       THE COMPANY AND EACH OF ITS OFFICERS

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                                                              [EXEC V.P. FORM]

                                   ENCAD, INC.
                           6059 Cornerstone Court West
                           San Diego, California 92121

                             ________________, 199__

Dear _______________:

     The purpose of this letter agreement is to document the terms and conditions of the severance package to which you shall be entitled should your employment with ENCAD, Inc. (the "Company") terminate under certain specified circumstances.

     Part One of this letter agreement sets forth certain definitional provisions to be in effect for purposes of determining your benefit entitlements. Part Two hereof specifies the terms and conditions upon which you may become entitled to receive severance benefits in the event your employment with the Company were to be involuntarily terminated. Part Three hereof specifies the terms and conditions upon which you may become entitled to additional severance benefits should your employment with the Company be involuntarily terminated in connection with certain changes in control of the Company. Part Four hereof concludes this letter agreement with a series of general terms and conditions applicable to your severance benefits.


                             PART ONE -- DEFINITIONS

     For purposes of this letter agreement, the following definitions shall be in effect:

     1. "BASE SALARY" means the annual rate of base salary in effect for you immediately prior to your Termination Without Cause or Resignation for Good Cause.

     2.   "BOARD" means the Company's Board of Directors.

     3. "CHANGE IN CONTROL" means any of the following transactions effecting a change in ownership or control of the Company:

          (a) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated,

          (b) the sale, transfer or other disposition of all or substantially all of the assets of the Company other than in the ordinary course,

          (c) any reverse merger in which the Company ceases to exist as an independent corporation and becomes the subsidiary of another corporation,

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          (d)  any Hostile Take-Over,

          (e) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company's shareholders, private purchases from one or more of the Company's shareholders, open market purchases or any other transaction, of beneficial ownership of securities possessing more than twenty-five percent (25%) of the total combined voting power of the Company's outstanding securities,

          (f) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company's shareholders, private purchases from one or more of the Company's shareholders, open market purchases or any other transaction, of additional securities of the Company which increase the total holdings of such person
(or group) to a level of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities, or

          (g) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company's shareholders, private purchases from one or more of the Company's shareholders, open market purchases or any other transaction, of securities of the Company possessing sufficient voting power in the aggregate to elect an absolute majority of the members of the Board (rounded up to the nearest whole number).

     4. "CIC SEVERANCE PAYMENTS" mean the severance payments to which you may become entitled under Part Three hereof in the event of your Termination Without Cause or Resignation for Good Cause.

     5.   "CODE" means the Internal Revenue Code of 1986, as amended.

     6.   "COMMON STOCK" means the Company's common stock.

     7. "FAIR MARKET VALUE" means, with respect to any shares of Common Stock subject to any of your Options, the closing selling price per share of Common Stock on the date in question, as reported on the Nasdaq National Market (if there is no reported sale of Common Stock on such date, then the closing selling price on the Nasdaq National Market on the next preceding day for which there does exists such quotation shall be determinative of Fair Market Value).

     8. "GENERAL RELEASE" means that form of general release attached hereto as EXHIBIT A, that must be executed by you within three (3) days of your Termination Without Cause or Resignation for Good Cause, as the case may be, for you to receive any of the severance benefits set forth in either Part Two or Part Three hereof, as the case may be.

     9.   "HOSTILE TAKE-OVER" means any of the following transactions:

          (a) the successful acquisition by a person or a group of related persons, other than the Company or a person controlling, controlled by or under common control with the Company, of beneficial ownership (as determined pursuant to the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities possessing more than twenty-five percent (25%) of the total combined voting power of the Company's outstanding securities pursuant to a transaction or series of related transactions which the Board does not at any time recommend the Company's shareholders to accept or approve, or
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          (b)  a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (I) have been members of the Board continuously since the beginning of such period or (II) have been elected or nominated for election as Board members during such period by at least a two-thirds majority of the Board members described in clause (I) who were still in office at the time such election or nomination was approved by the Board,

     10. "OPTION" means any option granted to you under the Plan which is outstanding at the time of the Change in Control or upon your Termination Without Cause or Resignation for Good Reason. "Acquisition-Accelerated Options" means any outstanding Option (or installment thereof) which automatically accelerates, pursuant to the Plan or the acceleration provisions of the agreement evidencing that Option, upon a change in control or ownership of the Company under certain specified circumstances. "Severance-Accelerated Options" means any outstanding Option (or installment thereof) which accelerates upon your Termination Without Cause or Resignation for Good Reason pursuant to Part Three of this letter agreement. Except for the circumstances described above in this Paragraph, the terms and conditions contained in the Options shall remain unchanged.

     11. "OPTION PARACHUTE PAYMENT" means, with respect to any Acquisition-Accelerated Option or any Severance-Accelerated Option, the portion of that Option which is treated as a payment described in Code
Section 280G(b)(2)(A)(i) and the Treasury Regulations issued thereunder. The portion of such Option which is categorized as an Option Parachute Payment shall be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations and shall include an appropriate dollar adjustment to reflect the lapse of your obligation to remain in the Company's employ as a condition to the vesting of the accelerated installment. In no event, however, shall the Option Parachute Payment attributable to any Acquisition-Accelerated Option or Severance-Accelerated Option (or accelerated installment) exceed the spread (the excess of the Fair Market Value of the accelerated option shares over the option exercise price payable for those shares) existing at the time of acceleration.

     12. "OTHER PARACHUTE PAYMENT" means any payment in the nature of compensation (other than the benefits to which you become entitled under Part Two of this letter agreement) which are made to you in connection with the Change in Control and which are payments described in Code Section 280G(b)(2)(A)(i) and the Treasury Regulations issued thereunder. Your Other Parachute Payments shall include (without limitation) the Present Value, measured as of the Change in Control, of the aggregate Option Parachute Payment attributable to your Acquisition-Accelerated Options (if any).

     13. "PLAN" means (i) the Company's 1993 Stock Option/Stock Issuance Plan, as amended or restated from time to time, and (ii) any successor stock incentive plan subsequently implemented by the Company.

     14. "PRESENT VALUE" means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which you become entitled in connection with the Change in Control or your subsequent Termination Without Cause or Resignation for Good Cause of your employment, including (without limitation) the Option Parachute Payment attributable to your Severance-Acceleration Options, your CIC Severance Payments under Part Three of this letter agreement and the Option Parachute Payment attributable to your Acquisition-Accelerated Options (if any). The Present Value of each such payment shall be determined in accordance with the provisions of Code
Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the

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applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change in Control.

     15. "RESIGNATION FOR GOOD CAUSE" means your voluntary resignation subsequent to a Change in Control following (a) a change in your position with the Company which materially reduces your duties or level of responsibility, (b) a reduction in your level of compensation (including base salary, fringe benefits and participation in non-discretionary bonus programs under which awards are payable pursuant to objective financial or performance standards) by an amount in excess of fifteen percent (15%) or (c) a change in your place of employment which is more than twenty five (25) miles from your place of employment prior to the Change in Control, PROVIDED AND ONLY IF such change or reduction is effected without your written concurrence.

          In the event of a Hostile Take-Over, any subsequent percentage reduction in the level of your compensation shall constitute grounds for a clause (b) triggering Resignation for Good Cause of your employment under this letter agreement.

          In no event shall Resignation for Good Cause be deemed to occur should your employment terminate by reason of your death or disability.

     16. "REVOCATION PERIOD" means the seven (7) day period following your execution of a General Release in which you may revoke such General Release.

     17. "STANDARD SEVERANCE PAYMENTS" mean the severance payments to which you may become entitled under Part Two hereof in the event of your Termination Without Cause.

     18. "TERMINATION FOR CAUSE" means the termination of your employment by the Company upon your:

          (a) dishonesty resulting, or intending to result, directly or indirectly, in gain or personal enrichment at the expense of the Company; or

          (b) gross misconduct, including, without limitation, fraud, sexual harassment or misappropriation of Company property or confidential information; or

          (c) conviction for a felony under the laws of the United States or any state thereof; or

          (d) willful and continued failure substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), which is not remedied within a reasonable period after a written demand for substantial performance is delivered to you which specifically identifies the manner in which it is believed that you have not substantially performed your duties.

     19. "TERMINATION WITHOUT CAUSE" means the Company's termination of your employment with the Company other than a Termination for Cause.

     20. "TOTAL COMPENSATION" means the aggregate of (a) Base Salary, (b) the average cash bonuses paid to you by the Company for services rendered during the two (2) Company fiscal years immediately preceding the fiscal year of your Termination Without Cause or Resignation for Good Cause, as the case may be, and (c) the total costs to the Company of any other benefits made available to

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you by the Company in the Company fiscal year immediately preceding the year of your Termination Without Cause or Resignation for Good Reason, as the case may be. In the event that you were not employed during the entire two (2) Company fiscal years, any of the bonuses or benefits described in (b) and (c) above for a partial year of employment shall be annualized, in accordance with the frequency which such compensation is paid during such partial year.

                     PART TWO -- GENERAL SEVERANCE BENEFITS

     Upon the Termination Without Cause of your employment after a period of at least nine (9) months after the start of your employment with the Company and seven (7) days after your execution of a General Release (provided that such General Release is not revoked by you prior to the end of the Revocation Period) to the Company within three (3) days of such Termination Without Cause, you shall become entitled to receive the special severance benefits provided in this Part Two. However, in order to continue to receive these severance benefits, you must abide by the restrictive covenants set forth in Paragraph 3 of this Part Two.

     1. STANDARD SEVERANCE PAYMENTS. You shall be entitled to Standard Severance Payments in an aggregate amount equal to (a) your Base Salary plus
(b) the average of the bonuses paid to you for services rendered in the two
(2) fiscal years immediately preceding the fiscal year of your Termination Without Cause.

          The aggregate Standard Severance Payments shall be paid to you in equal installments over the one-year period following your Termination Without Cause in accordance with the Company's normal payroll practices and subject to all applicable withholding taxes. However, these payments shall immediately terminate in the event you fail to abide by the restrictive covenants set forth in Paragraph 3 of this Part Two.

          In the event your employment terminates by reason of your death or disability or your Termination for Cause, you shall not be entitled to receive any Standard Severance Payments or other benefits under this letter agreement.

     2. ADDITIONAL BENEFITS. You shall receive an immediate lump sum payment of all unpaid paid time off that you have accrued through the date of your Termination Without Cause.

     3. RESTRICTIVE COVENANTS. During the period of your Standard Severance Payments, you shall not:

          (a) directly or indirectly, whether for your own account or as an employee, director, consultant or advisor, provide services to any business enterprise which is at the time in competition with any of the Company's then-existing or formally planned product lines and which is located geographically in an area where the Company maintains substantial business activities, or

          (b) directly or indirectly encourage or solicit any individual to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees, or

          (c) induce or attempt to induce any customer, supplier, distributor, licensee or other business affiliate of the Company to cease doing business with the Company or in any way interfere with

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the existing business relationship between any such customer, supplier, distributor, licensee or other business affiliate and the Company.

          You acknowledge that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of your breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to the Company's cessation of the Standard Severance Payments provided under this letter agreement and any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding you from continuing to engage in such breach.

                    PART THREE -- CHANGE IN CONTROL BENEFITS

     Upon your Termination Without Cause or Resignation for Good Reason within twelve (12) months following a Change in Control and seven (7) days after your execution of a General Release (provided that such General Release is not revoked by you prior to the end of the Revocation Period) on behalf of the Company within three (3) days of such Termination Without Cause or Resignation for Good Reason, as the case may be, you shall become entitled to receive the special severance benefits provided in this Part Three in substitution of those benefits set forth in Part Two hereof. However, in the absence of a Hostile Take-Over, the severance benefits set forth in this Part Three shall continue to be paid to you only for so long as you abide by the restrictive covenants set forth in Paragraph 4 of this Part Three.

     1. CIC SEVERANCE PAYMENTS. You shall be entitled to CIC Severance Payments in an aggregate amount equal to your Total Compensation determined as of the date of your Termination Without Cause or Resignation for Good Reason.

          In the absence of a Hostile Take-Over, your CIC Severance Payments shall be paid to you in equal installments over the one-year period following your Termination Without Cause or Resignation for Good Cause in accordance with the Company's normal payroll practices and subject to all applicable withholding taxes. However, these payments shall immediately terminate in the event you fail to abide by the restrictive covenants set forth in Paragraph 4 of this Part Three.

          Should your Termination Without Cause or Resignation for Good Cause occur in connection with a Hostile Take-Over, the CIC Severance Payments shall be made to you in a lump sum payment (subject to all applicable withholding taxes) within thirty (30) days after your Termination Without Cause or Resignation for Good Cause, and the provisions of Paragraph 4 of this Part Three shall not apply.

          In the event your employment terminates by reason of your death or disability or your Termination for Cause, you shall not be entitled to receive any CIC Severance Payments or other benefits under this letter agreement.

     2. OPTION ACCELERATION. Each of your outstanding Options shall (to the extent not then otherwise fully exercisable) automatically accelerate so that each such Option shall become fully vested and immediately exercisable for the total number of shares of Common Stock at the time subject to that Option. Each such accelerated Option, together with all of your other vested Options, shall remain exercisable for fully-vested shares until the earlier of (i) the expiration date of the option term or (ii) the end of the three
(3)-month period measured from the date of your Termination Without Cause or Resignation for Good Cause.

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     3.   ADDITIONAL BENEFITS.  You shall receive an immediate lump sum payment of all unpaid paid time off that you have accrued through the date of your Termination Without Cause or Resignation for Good Cause.

     4. RESTRICTIVE COVENANTS. During the period of your CIC Severance Payments, you shall not:

          (a) directly or indirectly, whether for your own account or as an employee, director, consultant or advisor, provide services to any business enterprise which is at the time in competition with any of the Company's then-existing or formally planned product lines and which is located geographically in an area where the Company maintains substantial business activities, or

          (b) directly or indirectly encourage or solicit any individual to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees, or

          (c) induce or attempt to induce any customer, supplier, distributor, licensee or other business affiliate of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business affiliate and the Company.

          You acknowledge that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of your breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to the Company's cessation of the CIC Severance Payments provided under this letter agreement and any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding you from continuing to engage in such breach.

          None of the foregoing restrictive covenants shall be applicable in the event your Termination Without Cause or Resignation for Good Cause occurs in connection with a Hostile Take-Over.

     5. BENEFIT REDUCTION. In the event of a Change in Control, the following limitations shall become applicable:

          (a) BENEFIT REDUCTION. If the Change in Control does not constitute a Hostile Take-Over, first the dollar amount of your severance payment under Paragraph 1 shall be reduced to the extent necessary to assure that the present value of those benefits shall not, when added to the present value of your Option Parachute Payment and your Other Parachute Payments, exceed the maximum amount which may be paid hereunder without such amounts being treated as an excess parachute payment under Code Section 280(G). In the event of a Hostile Take-Over, no reduction shall be made to your severance payment (or any other benefit to which you become entitled hereunder), unless necessary to provide you with the maximum after-tax benefit available, after taking into account any parachute excise tax which might otherwise be payable by you under Code Section 4999 and any analogous State income tax provision.

          (b) RESOLUTION OF DISPUTES. In the event there is any disagreement between you and the Company as to whether one or more benefits to which you become entitled (whether under this letter agreement or otherwise) in connection with a Change in Control constitute Option Parachute Payments

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or Other Parachute Payments or would result in an excess parachute payment within the meaning of Code Section 280G, such dispute is to be resolved as follows:

                 (i) In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G specifically address the status of such benefits or the method for their valuation, the characterization afforded to such benefits by the Regulations, together with the methods prescribed for their valuation, shall be controlling.

                (ii) In the event such Regulations do not address the status of the benefits in dispute, the matter shall be submitted for resolution to independent counsel mutually acceptable to you and the Company ("Independent Counsel"). The resolution reached by Independent Counsel shall be final and controlling. However, should the Independent Counsel determine that the status of the benefits in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling shall be prepared and submitted by Independent Counsel, and the determination made by the Internal Revenue Service in the issued ruling shall be controlling. All expenses incurred in connection with the retention of Independent Counsel and (if applicable) the preparation and submission of the ruling request shall be paid by the Company.

               The full amount of your severance benefit under Paragraph 1 shall not be paid to you until any amounts in dispute under this Paragraph 5(b) have been resolved in accordance herewith. However, any portion of such severance payment which would not otherwise exceed the benefit limitation of Paragraph 5(a) even if all amounts in dispute under this Paragraph 5(b) were to be resolved against you shall be paid to you in accordance with the applicable provisions of this letter agreement.

          (c) OVERRIDING LIMITATION. You shall in all events be entitled to receive the full amount of your severance payment under Paragraph 1 of this Part Three, to the extent those benefits, when added to the present value of your Option Parachute Payment and your Other Parachute Payments (excluding such severance payment), shall nevertheless qualify as reasonable compensation within the standards established under Code Section 280G(b)(4).

          (d) INTERPRETATION. The provisions of this Paragraph 5 shall in all events be interpreted in such manner as shall avoid the imposition of excise taxes under Code Section 4999, and the disallowance of deductions under Code Section 280G(a), with respect to your severance benefits under this letter agreement.

                      PART FOUR -- MISCELLANEOUS PROVISIONS

     1. TERMINATION FOR CAUSE. Should your termination constitute Termination for Cause, then the Company shall only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days, and no other benefits shall be payable to you under either Parts Two or Three of this letter agreement.

     2. DEATH. Should you die after your Termination Without Cause or Resignation for Good Cause, as the case may be, but before receipt of one or more of either the Standard Severance Payments or the CIC Severance Payments to which you become entitled under Parts Two or Three hereof, respectively, of this letter agreement, then those payment(s) shall be made to the executors or administrators of your estate. Should you die before you exercise all your outstanding Options, then such Options may be exercised, within twelve (12) months after your death, by the executors or

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administrators of your estate or by persons to whom the Options are transferred pursuant to your will or in accordance with the laws of inheritance. In no event, however, may any such Option be exercised after the specified expiration date of the option term.

     3. GENERAL CREDITOR STATUS. The payments and benefits to which you become entitled hereunder shall be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payment. Accordingly, your right (or the right of the personal representatives or beneficiaries of your estate) to receive any payments or benefits hereunder shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

     4. INDEMNIFICATION. If applicable, the indemnification provisions for Officers and Directors under the Company Bylaws shall (to the maximum extent permitted by law) be extended to you, during the period following your Termination Without Cause or Resignation for Good Cause, with respect to any and all matters, events or transactions occurring or effected during your employment with the Company.

     5. MISCELLANEOUS. This letter agreement shall be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity in any Change in Control) and is to be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. This letter agreement supersedes all prior agreements between you and the Company relating to the subject of severance benefits payable to you upon the cessation of your employment with the Company and may only be amended by written instrument signed by you and an authorized officer of the Company. If any provision of this letter agreement as applied to you or the Company or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this letter agreement shall continue in full force and effect.

     6. REMEDIES. All rights and remedies provided pursuant to this letter agreement or by law will be cumulative, and no such right or remedy will be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this letter agreement.

     7. ARBITRATION. Any controversy which may arise between you and the Company with respect to the construction, interpretation or application of any of the terms, provisions or conditions of this agreement or any monetary claim arising from or relating to this agreement will be submitted to final and binding arbitration in San Diego, California in accordance with the rules of the American Arbitration Association then in effect.

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      8.   NO EMPLOYMENT OR SERVICE CONTRACT.  Nothing in this letter agreement is intended to provide you with any right to continue in the employ of the Company (or any subsidiary) for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company (or any subsidiary), which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.

     Please indicate your acceptance of the foregoing provisions of this employment agreement by signing the enclosed copy of this agreement and returning it to the Company.

                              ENCAD, INC.

                              By:
                                 ---------------------------------------------

                              Title:
                                    ------------------------------------------

                                   ACCEPTANCE

          I hereby agree to all the terms and provisions of the foregoing letter agreement governing the special benefits to which I may become entitled in connection with the cessation of my employment under certain specified conditions with ENCAD, Inc.

                              Signature:
                                        --------------------------------------

                              Dated:              , 199__
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